Exhibit 99.1

Accentia’s CEO Provides Outlook for 2008 including Update

on SinuNase Phase 3 Blinded Trial Results on 80% of Patients

Phase III Trial Results Pending for SinuNase and BiovaxID

Expected to Expedite Regulatory Pathway for U.S. and EU Approvals

TAMPA, FLORIDA – January 7, 2008 – The following letter is from Dr. Francis E. O’Donnell, Jr., Chairman and Chief Executive Officer of Accentia Biopharmaceuticals (NASDAQ: ABPI). In addition to these comments, stockholders and potential investors are referred to: the Company’s SEC filings, including Form 10-K and Form 10-Q (Annual and Quarterly Reports); press releases; website; and other publicly disseminated information, which is available free of charge upon request by contacting the Company.

Dear Valued Shareholders,

I am extremely pleased and proud to report to you that 2007 was a year of extraordinary accomplishment, which included obtaining the worldwide exclusive commercial rights to Revimmune™ for autoimmune diseases, adding yet another “disruptive” drug product with enormous potential to our portfolio, as this novel therapeutic regimen targets up to 80 autoimmune diseases, including multiple sclerosis. We also continued to make great strides, both from a scientific and regulatory perspective, advancing the tremendous commercial promise of our two primary product candidates, SinuNase™ and BiovaxID™, with multiple milestones achieved, thus setting the stage to report, what we believe to be, unprecedented Phase 3 clinical results for both products in early 2008.

Operationally, we are in the best shape we have ever been. With the anticipated approval of AllerNase™, an intra-nasal steroid in our product pipeline, in 2008, we anticipate our Specialty Pharmaceuticals business segment will achieve operating profitability by year-end while sustaining a sales force focused on ear, nose and throat specialists (ENTs), allergists, and other respiratory specialists, which will also ideally position us for a successful launch of SinuNase when it is approved. Additionally, our Analytica subsidiary, which provides consulting services to the biopharmaceutical industry just completed a profitable year and is expected to show further growth in 2008. And our Biovest subsidiary is anticipated to reach profitability by year-end, as a consequence of reduced clinical trial expenditures as it pursues its regulatory approval strategy for BiovaxID and as we anticipate growth in commercial sales of our recently launched AutovaxID™, a unique automated cell production instrument. We believe that these favorable developments will help ensure that we have a substantial source of revenues to help support our operations, as we work towards U.S. and international approvals for our potential blockbuster immunotherapies.

It is my privilege to provide this report to you regarding each of these valuable drugs and technologies, including outlining our strategic vision moving forward, as we build a dynamic and thriving business providing “best-in-class” therapies for chronic and life-threatening diseases. I am convinced that we are poised to make 2008 a breakthrough year for Accentia Biopharmaceuticals, and for our valued shareholders.

SinuNase™

Progressing at an accelerated pace via FDA Fast-Track Status, we reported the successful completion of patient enrollment in October 2007 for our pivotal Phase 3 clinical trial for SinuNase, which we expect will be the first ever product approved for chronic sinusitis (CS), a debilitating disease that affects more than 60 million sufferers in the U.S. and Europe.

I am pleased to report that we now have interim, blinded, intent-to-treat data on the primary endpoint (complete resolution of both cardinal symptoms) at the conclusion of the study for approximately 80% of the patients in the study. This interim blinded data shows that approximately 20% of all patients are achieving the primary endpoint of complete resolution of both cardinal symptoms and another 23% of patients are achieving complete resolution of one or the other cardinal symptom at 16 weeks. To put these results in perspective, it is important to remember that 50% of the patients received SinuNase and that 50% received a placebo control that had no antifungal activity.

As previously reported, there continues to be a very strong positive correlation of symptom resolution and objective evidence of reduced inflammation by endoscopy and/or CT scan, which we believe indicates that patients are experiencing a therapeutic effect rather than a placebo effect. Patients who achieved the primary endpoint, meaning those who experienced complete resolution of both cardinal symptoms, had on average more than a 300% greater reduction in polyps as measured by endoscopy and on average more than a 500% greater reduction in sinus inflammation as measured by CT scan than patients who had no symptom resolution.

Accordingly, I personally believe that the final results, due to be unblinded and reported in March, will show a highly statistically significant outcome for SinuNase; thus paving the way for its approval. Initially, we plan to seek an expedited approval through an FDA pathway called Subpart H, which allows for accelerated, conditional approval of therapeutics for serious unmet clinical indications. This approval would make SinuNase available to be prescribed for the most serious cases of CS. To significantly expand upon that market, we intend to conduct a second, confirmatory Phase 3 study, for which we have already identified a potential pool of approximately 200 CS patients. It is our goal to complete the confirmatory trial and submit a New Drug Application (NDA) with the FDA, seeking broad, unconditional approval for SinuNase, before the end of 2008.

Pending Milestones for SinuNase in 2008:

•	Report results from the unblinding and complete analysis of the pivotal Phase 3 clinical trial in March 2008

•	File with FDA for accelerated, conditional approval for SinuNase in mid-calendar year 2008

•	Concurrent with seeking FDA approval, seek European regulatory approval via EMEA registration pathway

•	Launch marketing and sales initiatives upon conditional approval in late-calendar year 2008

•	Conduct and complete confirmatory Phase 3 clinical trial in late-calendar year 2008

•	Upon positive confirmatory trial results, file with the FDA for unconditional approval

•	Announce key commercial license agreement(s) for the U.S. and foreign markets

SinuNase is especially unique because it is the first product to target the true cause of CS – a fungal-induced inflammation – based on breakthrough findings discovered at the Mayo Clinic, from whom we licensed the worldwide, exclusive, commercial rights to SinuNase.

Researchers at Mayo determined that CS is actually caused by a normally innocuous mold, but which in CS patients elicits a destructive, inflammatory response. This was confirmed by testing for the presence of eMBP (eosinophillic major basic protein), which is a toxic protein released by inflammatory cells in response to the fungi.

Mayo’s research leads us to believe that most, if not all cases of CS are due to fungal-induced inflammation. SinuNase is the only intranasal, anti-fungal CS product that has been submitted as an Investigative New Drug (IND) to the FDA. We also continue to strengthen our patent portfolio for SinuNase with key patents being granted in the U.S. and EU covering the treatment of CS with intranasal anti-fungals, including the active ingredient in SinuNase. Additionally, we have an agreement with IMMCO Diagnostics to commercialize SinuTest™, which is a diagnostic used to measure eMBP in the nasal mucin of suspected CS patients. This diagnostic is expected to provide physicians with a valuable tool to predict those patient candidates best suited to benefit from treatment with SinuNase – a comprehensive approach to diagnosis and treatment.

BiovaxID™

Through our majority-owned subsidiary, Biovest International, Inc. (OTCBB: BVTI), we are extremely optimistic and excited regarding the progress of BiovaxID, a personalized cancer vaccine, now in a pivotal Phase 3 Fast-Tracked trial, that is initially targeting non-Hodgkin’s lymphoma, with the potential to treat many difficult-to-treat B-cell related cancers such as multiple myeloma and chronic lymphocytic leukemia. BiovaxID is nearing the completion of an interim analysis for BiovaxID, and we expect to report the analysis of the unblinded results by the end of April 2008. Based on very favorable follow-up data from previous Phase 2 studies reported by the National Cancer Institute and independent research conducted in Spain, coupled with statistical evidence from blinded data suggesting that BiovaxID is achieving efficacy endpoints with an excellent overall safety profile, we remain confident that we will report statistically significant survival benefits; such positive results would allow us to move forward in seeking accelerated and conditional approvals in the U.S. and Europe later this year.

Pending Milestones for BiovaxID in 2008:

•	Report results from the unblinding and complete analysis of the pivotal Phase III clinical trial by the end of April 2008

•	Meet with the FDA to present data and determine registration pathways for accelerated approval in the U.S. by mid-calendar year 2008

•	Meet with the EMEA to present data and determine expedited registration pathways for conditional approval in EU by mid-calendar year 2008

•	Launch marketing and sales initiatives upon conditional approval

•	Announce strategic, multi-national, marketing partnership

BiovaxID is a customized therapy, unique from any other cancer vaccine, in the manner in which it is derived from a patient’s own cancer cells; designed to harness the power of the patient’s immune system, by “training” it to recognize and selectively destroy just cancerous lymphoma cells. As such, BiovaxID is positioned to be a valuable complement to existing standards of care, and not a competitor.

Dr. Steven Arikian, Chairman and CEO of Biovest, will soon be issuing his letter to shareholders, providing a comprehensive update on the status and potential of BiovaxID. I will defer to his pending report for more complete details regarding the great promise of BiovaxID and its potential to revolutionize the treatment of non-Hodgkin’s lymphoma by inducing indefinitely prolonged remissions.

Suffice it to say, BiovaxID is expected to be a significant driver of growth, and a catalyst for partnering and licensing opportunities for Accentia and Biovest, as we progress this product to market – a major breakthrough opportunity to save and prolong the lives of those suffering from this insidious kind of cancer.

Revimmune™

I was especially excited when we announced in 2007 that Accentia had acquired the worldwide exclusive license to Revimmune for autoimmune diseases, a technology developed at the Johns Hopkins University School of Medicine, believed to offer unprecedented benefits for the treatment of up to 80 autoimmune diseases, including multiple sclerosis (MS).

Justifying my enthusiasm, in a pre-Investigational New Drug meeting (IND), the FDA indicated its support for Accentia to submit an IND for a pivotal Phase 3 randomized, controlled, multi-center clinical trial of Revimmune, evaluating the treatment of MS.

I need to stress how important this planned trial is because it differs dramatically from the protocol of any previously conducted MS trial. All of the products currently on the market for MS were approved based on their ability to slow the progression of disability, not improve the patient’s functional status. In contrast, we aim to show that Revimmune is capable of reversing the disease’s effects and reducing disability.

As you can imagine, this kind of accomplishment would catapult Accentia to become a worldwide leader in the treatment of autoimmune disease, forever changing the way in which these diseases are treated – with an aim to actually improve the patient’s condition and eliminate the autoimmunity.

Pending Milestones for Revimmune in 2008:

•	File IND application with FDA in March / April 2008

•	Commence enrollment for Phase 3 clinical trial by mid-calendar year 2008

•	Cultivate relationships with potential strategic, multi-national, marketing partners

We anticipate that the Revimmune Phase 3 clinical trial protocol will include a comprehensive and proprietary risk management program to enhance patient safety by ensuring appropriate patient selection and by including specially designed supportive care, with these key aspects also enhancing the product’s patent protections.

Revimmune therapy consists of an ultra-high intensity, short-course, intravenous formulation of an already approved pharmaceutical, cyclophosphamide. In previous studies, Revimmune has been shown to “reboot” a patient’s immune system, thereby typically eliminating the autoimmunity. The “rebooting” process is achieved because Revimmune eliminates the cells causing the autoimmunity and spares the stem cells in the bone marrow. These surviving stem cells are then able to repopulate a restored, uncompromised immune system.

Simply said, there is no approved drug product that eliminates autoimmunity, and Revimmune would be the world’s first therapy to propose the restoration of neurologic function as the primary endpoint and offer the potential for the elimination of autoimmunity.

Blockbuster Potential

I do not believe that our current market valuation comes remotely close to reflecting our growth prospects, considering our portfolio possesses such tremendous blockbuster potential, and especially with two of those products on the verge of reporting Phase 3 results. Based upon the anticipated unconditional approval of SinuNase, we forecast the market opportunity for peak year sales could exceed $1 billion. Based upon the anticipated unconditional approval of BiovaxID, we also forecast that the market opportunity for peak year sales could exceed $1 billion. We believe that Revimmune has the potential to be a blockbuster, as it is expected to show utility in up to 80 autoimmune diseases. And AllerNase also represents handsome near-term potential. While I believe the shares of Accentia are currently dramatically undervalued, I am also convinced this will be a temporary situation.

Driving Shareholder Value

Based on the magnitude of the milestones we expect to report throughout 2008, we plan to enhance the Company’s visibility within the investment community. We have launched an investor relations campaign in order to effectively articulate Management’s strategic vision and generate awareness and support from institutional and retail investors, both on Wall Street and internationally.

Mr. Douglas Calder has joined us in the role of Director of Investor Relations and Public Relations, and I invite you to contact him to discuss our plans to broadly communicate Accentia’s compelling investment case; plans expected to play an important role in creating significant shareholder value.

Closing Comments

We believe that the execution of Accentia’s business plan through fiscal 2007 has created a solid foundation for the Company’s dramatic and sustainable growth. Today, we have a robust product pipeline of drugs and technologies which provide short, medium and long-term potential, targeting several multi-billion dollar markets. These products offer the potential for superior efficacy and safety, as compared to competitive therapies, in addressing chronic and life-threatening diseases.

In summary, we will focus our efforts on completing the clinical development and obtaining regulatory approvals for SinuNase, BiovaxID and Revimmune. We will continue to seek to add new late-stage “disruptive” clinical products and technologies to strengthen our already impressive portfolio. And we will pursue key strategic partnerships to effectively develop and market our products worldwide.

Our accomplishments to date, and our ambitious and realizable plans, are a direct result of the tireless work performed by our highly talented and dedicated employees, and I congratulate all of them for their passion and their daily contributions.

And I also thank our shareholders for their enduring support, as we will continue to strive to reward their understanding of the goals which we have set out to achieve.

Sincerely,

Francis E. O’Donnell, Jr., M.D.

Chairman and Chief Executive Officer

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM), SinuNase(TM), BiovaxID(TM), AutovaxID(TM), SinuTest(TM), AllerNase(TM) and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.